UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2016

DATARAM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-08266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Alexander Road, Suite 100, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 28, 2016, Dataram Corporation, a Nevada corporation (the “Company”), Dataram Acquisition Sub, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Acquisition Sub”), U.S. Gold Corp., a Nevada corporation (“U.S. Gold”) and Copper King, LLC, a Nevada limited liability company and principal stockholder of U.S. Gold, amended and restated that certain merger agreement between the parties dated as of June 13, 2016 (the “Merger Agreement”) which was amended and restated on July 29, 2016 (the “Amended and Restated Merger Agreement”) and amended and restated on September 14, 2016 (the “Second Amended and Restated Merger Agreement”).

The parties agreed to execute the Third and Final Amended and Restated Merger Agreement in order to, among other things:

•	Increase the Merger Consideration for U.S. Gold holders of record, in the aggregate and on an “as converted” and fully diluted basis, to 48,616,089 shares of common stock and equivalents from 46,241,868 shares of common stock and equivalents. This includes:
o	Reducing the number of shares issuable to holders of U.S. Gold’s Series C Preferred Stock issued in connection with U.S. Gold’s private placement (the “Financing”) to 18,094,362 from 18,181,817;
o	Increasing the maximum number of warrants to purchase the Company’s common stock issuable to the placement agent in the Financing to 1,809,436 five-year cashless warrants from 400,000 warrants;
o	Adding a provision to issue 925,833 five-year options which vest 1/24 each month over the 2 years from the original date of issue to the holders of options issued in connection with the closing of the Keystone Acquisition;
•	Eliminate a covenant that certain officers and directors of the Company be issued an aggregate of 820,000 shares of restricted stock pursuant to a shareholder approved equity incentive plan, subject to the execution of a two year lockup agreement; and
•	Reduce the maximum number of shares the Company shall have outstanding at the closing of the merger, on a fully diluted basis, to 4,945,182 shares of common stock and equivalents from 5,579,031 shares of common stock and equivalents.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit 10.1 Third and Final Amended and Restated Merger Agreement dated as of November 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION

Dated: November 29, 2016	/s/ David A. Moylan
David A. Moylan
Chief Executive Officer